EXHIBIT 99

INNOVATION IN PHOTODYNAMIC THERAPY

DUSA Pharmaceuticals, Inc. ®

For release at 8:00 a.m.

DUSA ANNOUNCES INCREASED FIRST QUARTER 2005

LEVULAN® KERASTICK® AND BLU-U® END-USER SALES

Wilmington, MA. April 12, 2005 - DUSA Pharmaceuticals, Inc. (NASDAQ NMS: DUSA) today announced increased first quarter (Q1) Levulan® Kerastick® and BLU-U® end-user sales.

For Q1 2005, end-user Kerastick sales to physicians totaled 28,704, consisting of 24,900 sold in the United States (US), and 3,804 sold by Coherent-AMT, our Canadian marketing and distribution partner, versus 12,054 sold during Q1 2004, all in the U.S.  In percentage terms, Q1 2005 Kerastick sales were up by 107% in the U.S. and 138% overall, vs. Q1 2004.

As announced previously, we started to receive our new supply of BLU-Us during late January 2005.  The net number of BLU-U units placed in doctors’ offices during the first quarter was 131, consisting of 100 in the US and 31 in Canada.  At the end of Q1 2005, a total of 1,045 units were in doctor’s offices, consisting of 913 in the US and 132 in Canada, versus 534 at the end of Q1 2004, almost all of which were installed in the US.  Besides meeting current demand, we are building inventory in anticipation of meeting our BLU-U supply needs throughout the year.

Dr. D. Geoffrey Shulman, DUSA’s Chairman and CEO, stated “We are pleased by the continued overall growth in Kerastick sales and the re-acceleration in BLU-U sales for the quarter. These results reflect the strong interest in, and demand for, our therapy, which we expect to continue to increase as the year progresses, based on the impact of our new sales representatives, as well as our marketing and educational initiatives. As we now have a year of solid performance, starting with this release, we are using the more traditional measure of comparing to sales of the same prior year quarter rather than the previous quarter.”

DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development of Levulan Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical conditions, with its primary focus in dermatology.  PDT and PD utilize light-activated compounds to induce a therapeutic or detection effect.  DUSA maintains offices in Wilmington, MA, Valhalla, NY and Toronto, Ontario.

Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risks and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made.  These forward-looking statements relate to anticipated BLU-U demand and continuing sales increases for 2005. Such risks and uncertainties include, but are not limited to, dependence on third-party manufacturers, the Company’s ability to continue to penetrate the market, maintenance of its patent portfolio, and other risks identified in our SEC filings from time to time, including those contained in DUSA’s Form 10-K for the year ended December 31, 2004.

For further information contact:

D. Geoffrey Shulman, MD, Chairman and CEO

or Shari Lovell, Director, Shareholder Services Tel: 416.363.5059

Fax: 416.363.6602 or visit www.dusapharma.com